SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2007

GREEN PLAINS RENEWABLE ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

4124 Airport Road, Shenandoah, Iowa	51601
(Address of principal executive offices)	(Zip code)

(712) 246-2932

(Registrant’s telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

Item 5.01

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 8, 2007, the Company entered into an employment agreement with Mr. Jerry Peters whereby Mr. Peters will be acting as the Company’s Chief Financial Officer. The terms of the employment agreement provide that Mr. Peters will receive (i) a minimum annual salary of $190,000, which will be increased to $220,000 when the Company’s ethanol plant in Superior, Iowa becomes fully operational, (ii) stock options exercisable for 60,000 shares of common stock that vest in four equal annual installments beginning on June 8, 2007, (iii) 12,000 shares of stock that vest in six equal annual installments beginning on June 8, 2007, (iv) bonus compensation in an amount up to thirty to fifty percent of annual salary, based on objectives to be determined by the Company, and (v) other benefits that are generally available to Company employees. The employment agreement is for a five year term, but is subject to early termination upon the occurrence of specified events.

Prior to joining the Company, Mr. Peters served in various senior management roles for ONEOK Partners, L.P. (formerly Northern Border Partners L.P.), a publicly traded partnership engaged in gathering, processing, storage, and transportation of natural gas and natural gas liquids.  Mr. Peters served as Chief Financial Officer at ONEOK Partners from 1994 to May 2006.  From May 2006 to April 2007, Mr. Peters served as Senior Vice President-Chief Accounting Officer for ONEOK Partners.  Prior to joining ONEOK Partners in 1985, Mr. Peters was employed by KPMG LLP as a certified public accountant.  Mr. Peters is 49 years of age, holds a Bachelors degree in accounting from the University of Nebraska-Lincoln, and a MBA in finance from Creighton University.

The press release announcing the Mr. Peters’ appointment as Chief Financial Officer of GPRE is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Press Release, dated June 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2007	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Wayne Hoovestol Wayne Hoovestol CEO (Principal Executive Officer)

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